Exhibit 4.2
NEWFIELD EXPLORATION COMPANY,
as Issuer
and
U.S. BANK NATIONAL ASSOCIATION,
as Trustee
SECOND SUPPLEMENTAL INDENTURE
dated as of September 30, 2011
to Senior Indenture dated as of February 28, 2001
Providing for Issuance of
5 3/4% Senior Notes due 2022

i

     THIS SECOND SUPPLEMENTAL INDENTURE, dated as of September 30, 2011 (this “Second Supplemental Indenture”), supplements and amends the Senior Indenture dated as of February 28, 2001 (the “Original Indenture”) between NEWFIELD EXPLORATION COMPANY, a Delaware corporation, as issuer (the “Company”), and U.S. BANK NATIONAL ASSOCIATION (as successor trustee to Wachovia Bank, National Association (formerly First Union National Bank)), a national banking association, as trustee (the “Trustee”).
RECITATIONS OF THE COMPANY
     WHEREAS, the Company and the predecessor to the Trustee have heretofore executed and delivered the Original Indenture to provide for the issuance of its senior debt securities to be issued in one or more series;
     WHEREAS, Section 9.01 of the Original Indenture provides, among other things, that the Company and the Trustee may without the consent of Holders enter into Indentures supplemental to the Original Indenture to, among other things, (a) add to, change or eliminate any of the provisions of the Original Indenture in respect of one or more series of Securities; provided, however, that any such addition, change or elimination shall (i) neither (A) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the Holder of any such previously issued Security with respect to such provision or (ii) shall become effective only when there is no such Security Outstanding and (b) establish the form or terms of Securities of any series as permitted by Sections 201 and 301;
     WHEREAS, the Company desires to provide for the issuance of a new series of Securities to be designated as the “5 3/4% Senior Notes due 2022” (the “Notes”), and to set forth the terms that will be applicable thereto;
     WHEREAS, all action on the part of the Company necessary to authorize the issuance of the Notes under the Original Indenture as supplemented and amended by this Second Supplemental Indenture (the Original Indenture as so supplemented and amended being hereinafter referred to as the “Indenture”) has been duly taken; and
     WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee as provided in the Original Indenture, the legal, valid and binding obligations of the Company, and to constitute these presents a valid and binding supplemental indenture according to its terms binding on the Company, have been done and performed, and the execution of this Second Supplemental Indenture and the creation and issuance under the Indenture of the Notes have in all respects been duly authorized, and the Company in the exercise of the legal right and power vested in it, executes this Second Supplemental Indenture and proposes to create, execute, issue and deliver the Notes.
     NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:
     That, in order to establish the designation, form, terms and provisions of, and to authorize the authentication and delivery of the Notes, and in consideration of the acceptance of the Notes by the Holders thereof and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     SECTION 1. Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned thereto in the Original Indenture.
     SECTION 2. Creation of the Notes.
          (a) Pursuant to Sections 201 and 301 of the Original Indenture, the Notes are hereby created as a new series of Securities designated as the “5 3/4% Senior Notes due 2022.” The Trustee shall authenticate Notes for original issue on the Issue Date in the aggregate principal amount of $750,000,000 (the “Original Notes”) upon a Company Order for the authentication and delivery of Notes, without any further action by the Company. The Notes shall be issued initially in the form of one or more Global Securities substantially in the form set forth on Exhibit A to this Second Supplemental Indenture, shall have the terms set forth therein and shall be entitled to the benefits of the other provisions of the Original Indenture as modified by this Second Supplemental Indenture and specified herein. The terms of the Notes set forth on Exhibit A hereto are incorporated by reference herein as if set forth herein in their entirety. The Notes shall be defeasible pursuant to both Sections 1302 and 1303 of the Original Indenture. The initial Depositary for the Notes shall be The Depository Trust Company.
          (b) The Company may issue Notes after the Issue Date (such Notes, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906 or 1107, the “Additional Notes”). Prior to any issuance of Additional Notes, there shall be established in or pursuant to a resolution of the Board of Directors of the Company:
          (i) that such Additional Notes shall be issued as part of the same or a different series as the Original Notes;
          (ii) the aggregate principal amount of such Additional Notes which may be authenticated and delivered under the Indenture, which may be in an unlimited aggregate principal amount or which may be in a limited principal amount (except for Additional Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906 or 1107 and except for Additional Notes which, pursuant to Section 303, are deemed never to have been authenticated and delivered hereunder);
          (iii) the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue and the initial interest payment date;
          (iv) if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Securities and, in such case, the respective Depositaries for such Global Securities, the form of any legend or legends that shall be borne by any such Global Security in addition to or in lieu of that set forth in Exhibit A and any circumstances in addition to or in lieu of those set forth in the Indenture in which any such Global Security may be exchanged in whole or in part for Notes registered, and any transfer of such Global Security in whole or in part may be registered, in the name or names of Persons other than the Depositary for such Global Security or a nominee thereof; and
          (v) if applicable, that such Additional Notes shall not be registered under the Securities Act, but shall be issued pursuant to an exemption from registration under the Securities Act, shall bear additional appropriate legends and shall have the benefit of registration rights.
     Except as set forth above, such Additional Notes shall have the same terms as the Original Notes, and such Additional Notes shall be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.
     SECTION 3. Optional Redemption. The Notes are redeemable, at the option of the Company, at any time in whole or from time to time in part, on any date prior to maturity at a Redemption Price equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points, in each case plus accrued and unpaid interest thereon to the Redemption Date. Notice of intention to redeem the Notes in whole or in part shall be given in accordance with Section 1104 of the Original Indenture, except that in lieu of stating the Redemption Price in accordance with clause (2) thereof, the Company may set forth the method by which it will be calculated.
     For purposes of the Notes:
     “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the Notes.
     “Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.
     “Independent Investment Banker” means either of J.P. Morgan Securities LLC or Wells Fargo Securities, LLC (and their successors), as selected by the Company, or, if such firms are unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee and reasonably acceptable to the Company.
     “Reference Treasury Dealer” means (i) each of J.P. Morgan Securities LLC and a Primary Treasury Dealer (as defined herein) selected by Wells Fargo Securities, LLC and their successors, unless it ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Company.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date for the Notes, an average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for the Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.
     “Treasury Yield” means, with respect to any Redemption Date applicable to the Notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding the Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for the Redemption Date.
     Except as provided above, redemptions of Notes shall be done in accordance with Article Eleven of the Original Indenture.
     SECTION 4. No Mandatory Redemption or Sinking Fund. The Company shall have no obligation to redeem, purchase or repay the Notes pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a Holder thereof.
     SECTION 5. Change of Control.
          (a) Upon the occurrence of a Change of Control Triggering Event, then, unless the Company shall have exercised its right to redeem all the Notes, each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of the purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), in accordance with the terms contemplated below.
          (b) Unless the Company has exercised its right to redeem all the Notes and shall have delivered an irrevocable notice of redemption to the Trustee, then within 30 days following any Change of Control Triggering Event, the Company shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:
          (i) that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant Interest Payment Date);
          (ii) the circumstances and relevant facts regarding such Change of Control Triggering Event (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control Triggering Event);
          (iii) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and
          (iv) the instructions, as determined by the Company, consistent with this Section 5, that a Holder must follow in order to have its Notes purchased.
          (c) Holders electing to have a Note purchased will be required to surrender the Note, with the “Option of Holder to Elect Purchase” on the reverse form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such Note purchased.
          (d) On the purchase date, all Notes purchased by the Company under this Section shall be delivered by the Company to the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.
          (e) Notwithstanding the foregoing provisions of this Section, the Company shall not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 5 and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
          (f) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue of its compliance with such securities laws or regulations.
          (g) Notwithstanding anything to the contrary in Section 902 of the Original Indenture, this Section 5 may be amended or waived with consent of Holders of a majority in principal amount of the Notes in accordance with Section 902 of the Original Indenture.
     For purposes of the Notes:
     “Capital Stock” of any Person means any and all shares, units of beneficial interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities or other Indebtedness convertible into such equity.

     “Change of Control” means the occurrence of any of the following:
          (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (provided that a transaction described in clause (iv) below (without regard to the exceptions therein) shall be governed by clause (iv) below and not this clause (i));
          (ii) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of the majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;
          (iii) the adoption of a plan relating to the liquidation or dissolution of the Company; or
          (iv) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person (or any parent thereof) in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.
     “Change of Control Triggering Event” means the occurrence of either of the following:
          (i) if the Notes are not rated Investment Grade by both of the Rating Agencies on the first day of the Trigger Period, the Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the Notes on the first day of the Trigger Period by both of the Rating Agencies on any date during the Trigger Period, or
          (ii) if the Notes are rated Investment Grade by both of the Rating Agencies on the first day of the Trigger Period, the Notes cease to be rated Investment Grade by both of the Rating Agencies on any date during the Trigger Period;

provided, however, that for so long as any of the Company’s Existing Senior Subordinated Notes are outstanding, if the Company is required to offer to purchase any such Existing Senior Subordinated Notes as a result of the occurrence of a Change of Control (as defined in such Existing Senior Subordinated Notes), then the occurrence of such Change of Control shall constitute a Change of Control Triggering Event for purposes of the Notes.
     If a Rating Agency is not providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have been downgraded by at least one rating category or have ceased to be rated Investment Grade, as applicable, by such Rating Agency during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually occurred.
     “Existing Senior Subordinated Notes” means the Company’s 6⅝% Senior Subordinated Notes due 2014, 6⅝% Senior Subordinated Notes due 2016, 7⅛% Senior Subordinated Notes due 2018 and 6⅞% Senior Subordinated Notes due 2020, in each case outstanding on the Issue Date.
     “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), or their equivalents by a substitute Rating Agency appointed by the Company pursuant to clause (ii) of the definition of “Rating Agency.”
     “Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
     “Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
     “Rating Agency” means (i) each of Moody’s and S&P and (ii) if either Moody’s or S&P ceases to rate the Notes or provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
     “Trigger Period” means the period commencing on the day of the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings change).
     “Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     SECTION 6. Events of Default. With respect to the Notes, clauses (5), (6) and (7) of Section 501 of the Original Indenture are hereby amended and restated to read in their entirety as follows:
     “(5) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company, any Significant Subsidiary or any group of Subsidiaries that together would constitute a Significant Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company, any Significant Subsidiary or any group of Subsidiaries that together would constitute a Significant Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, any Significant Subsidiary or any group of Subsidiaries that together would constitute a Significant Subsidiary under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any Significant Subsidiary or any group of Subsidiaries that together would constitute a Significant Subsidiary or of any substantial part of its or their property, or ordering the winding up or liquidation of its or their affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or
     (6) the commencement by the Company, any Significant Subsidiary or any group of Subsidiaries that together would constitute a Significant Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it or them to the entry of a decree or order for relief in respect of the Company, any Significant Subsidiary or any group of Subsidiaries that together would constitute a Significant Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it or them, or the filing by it or them of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it or them to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any Significant Subsidiary or any group of Subsidiaries that together would constitute a Significant Subsidiary or of any substantial part of its or their property, or the making by it or them of an assignment for the benefit of creditors, or the admission by it or them in writing of its or their inability to pay its or their debts generally as they become due, or the taking of corporate action by the Company, any Significant Subsidiary or any group of Subsidiaries that together would constitute a Significant Subsidiary in furtherance of any such action; or
          (7) any default shall occur that results in the acceleration of the maturity of any Indebtedness for borrowed money of the Company or any Restricted Subsidiary (other than the Notes) (provided that such acceleration is not rescinded within a period of 30 days from the occurrence of such acceleration) having an outstanding principal amount of $100 million or more individually or, taken together with all other such Indebtedness that has been so accelerated, in the aggregate; or any default shall occur in the payment of any principal or interest in respect of any Indebtedness for borrowed money of the Company or any Restricted Subsidiary (other than the Notes) having an outstanding principal amount of $100 million or more individually or, taken together with all other such Indebtedness with respect to which any such payment has not been made, in the aggregate and such default shall be continuing for a period of 30 days without the Company or such Restricted Subsidiary, as the case may be, effecting a cure of such default; or
          (8) failure by the Company or any Restricted Subsidiary to pay final, non-appealable judgments aggregating in excess of $100 million, which judgments are not paid, discharged or stayed for a period of 60 days.”
     For purposes of the Notes:
     “Significant Subsidiary” means, at any date of determination, any Subsidiary that represents 10% or more of the Company’s total assets at the end of the most recent fiscal quarter for which financial information is available or 10% or more of the Company’s consolidated net revenues or consolidated operating income for the most recent four quarters for which financial information is available.
     SECTION 7. Limitations on Liens. No provision of the Indenture or the Notes shall in any way restrict or prevent the Company or any Subsidiary from issuing, assuming, guaranteeing or otherwise incurring any Indebtedness; provided, however, that the Company shall not, and shall not permit any Restricted Subsidiary to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien on any property or asset now owned or hereafter acquired by the Company or such Restricted Subsidiary without making effective provision whereby any and all Notes then or thereafter outstanding will be secured by a Lien equally and ratably with any and all other obligations thereby secured for so long as any such obligations shall be so secured.
     Notwithstanding the foregoing, the Company or any Restricted Subsidiary may, without so securing the Notes, issue, assume or guarantee Indebtedness secured by the following Liens:
          (a) Liens existing on the Issue Date or provided for under the terms of agreements existing on the Issue Date;
          (b) Liens on property or properties (including any properties or assets, real or personal, or improvements used or to be used in connection with such property) securing (i) all or any portion of the cost of exploration, drilling or development of such property or properties, (ii) all or any portion of the cost of acquiring, constructing, altering, improving or repairing any property or assets, real or personal, or improvements used or to be used in connection with such property or properties or (iii) Indebtedness incurred by the Company or any Restricted Subsidiary to provide funds for the activities set forth in clauses (i) and (ii) above with respect to such property or properties;
          (c) Liens securing Indebtedness owed by a Restricted Subsidiary to the Company or to any other Restricted Subsidiary;

          (d) Liens on property existing at the time of acquisition of such property by the Company or a Subsidiary or Liens on the property of any Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with the Company in compliance with the provisions of the Indenture and in either case not incurred in connection with the acquisition of such property or such Person becoming a Restricted Subsidiary of the Company or being merged with the Company, provided that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries other than the property so acquired (or improvements, accessions, proceeds or distributions with respect thereto);
          (e) Liens on any property securing (i) Indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or (ii) Indebtedness issued or guaranteed by the United States or any State thereof or any department, agency or instrumentality of either;
          (f) any Lien extending, renewing or replacing (or successive extensions, renewals or replacements of) any Lien of any type permitted under clauses (a) through (e) above, provided that such Lien extends to or covers only the property that is subject to the Lien being extended, renewed or replaced (or improvements, accessions, proceeds or distributions with respect thereto);
          (g) any Ordinary Course Lien arising, but only so long as continuing, in the ordinary course of business of the Company and the Restricted Subsidiaries;
          (h) any Lien resulting from the deposit of moneys or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any Restricted Subsidiary; or
          (i) Liens (exclusive of any Lien of any type otherwise permitted under this Section 7) securing Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount which, together with the aggregate amount of Attributable Indebtedness deemed to be outstanding in respect of all Sale/Leaseback Transactions entered into pursuant to clause (a) of Section 8 below (exclusive of any such Sale/Leaseback Transactions otherwise permitted under clauses (a) through (h) above), does not at the time such Indebtedness is incurred exceed 15% of the Consolidated Net Tangible Assets of the Company (as shown in the most recent published quarterly or year-end consolidated balance sheet of the Company and its Subsidiaries).
     Notwithstanding the foregoing, nothing in this Section 7 shall be deemed to prohibit or otherwise limit the following types of transactions:
          (i) the sale, granting of Liens with respect to, or other transfer of, crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or of such crude oil, natural gas or other petroleum hydrocarbons;

          (ii) the sale or other transfer of any other interest in property of the character commonly referred to as a production payment, overriding royalty, forward sale or similar interest;
          (iii) the entering into of Currency Hedge Obligations, Interest Rate Hedging Agreements or Oil and Gas Hedging Contracts although Liens securing any Indebtedness for borrowed money that is the subject of any such obligations shall not be permitted hereby unless permitted under clauses (a) through (i) above; and
          (iv) the granting of Liens required by any contract or statute in order to permit the Company or any Restricted Subsidiary to perform any contract or subcontract made by it with or at the request of the United States or any State thereof or any department, agency or instrumentality of either, or to secure partial, progress, advance or other payments to the Company or any Restricted Subsidiary by such governmental unit pursuant to the provisions of any contract or statute.
     For purposes of the Notes:
     “Attributable Indebtedness”, when used with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Company’s then current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semiannual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease can be extended).
     “Consolidated Net Tangible Assets” means, for the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, the aggregate amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under GAAP) that would be included on a balance sheet after deducting therefrom (a) all liability items except deferred income taxes, Funded Indebtedness, other long-term liabilities and shareholders’ equity and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles.
     “Currency Hedge Obligations” means, at any time as to any Person, the obligations of such Person at such time that were incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such Person’s or any of its Subsidiaries’ exposure to fluctuations in foreign currency exchange rates.
     “Funded Indebtedness” means all Indebtedness (including Indebtedness incurred under any revolving credit, letter of credit or working capital facility) that matures by its terms, or that is renewable at the option of any obligor thereon to a date, more than one year after the date on which such Indebtedness is originally incurred.
     “Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit incurred by such Person in the ordinary course of business, (d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business, (e) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person and (f) all Indebtedness of others guaranteed by such Person to the extent of such guarantee.
     “Interest Rate Hedging Agreements” means, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates.
     “Issue Date” means September 30, 2011, the date on which the Notes are originally issued under the Indenture.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including, without limitation, any production payment, advance payment or similar arrangement with respect to minerals in place), whether or not filed, recorded or otherwise perfected under applicable law.
     “Oil and Gas Hedging Contracts” means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against oil and gas price fluctuations.
     “Ordinary Course Lien” means:
          (a) Liens for taxes, assessments or governmental charges or levies on the property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been recorded on the books of the Company;
          (b) Liens imposed by law, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business that secure obligations not more than 60 days past due or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been recorded on the books of the Company;
          (c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
          (d) Easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and that do not in any material way interfere with the use thereof in the ordinary course of business of the Company and the Restricted Subsidiaries;

          (e) Liens arising under operating agreements or similar agreements in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings;
          (f) Liens reserved in oil, gas and/or mineral leases, production sharing contracts and petroleum concession agreements and licenses for bonus or rental payments and for compliance with the terms of such leases, contracts, agreements and licenses;
          (g) Liens pursuant to partnership agreements, oil, gas and/or mineral leases, production sharing contracts, petroleum concession agreements and licenses, farm-out agreements, division orders, contracts for the sale, purchase, exchange, processing or transportation of oil, gas and/or other hydrocarbons, unitization and pooling declarations and agreements, operating agreements, development agreements, area of mutual interest agreements, and other agreements that are customary in the oil, gas and other mineral exploration, development and production business and in the business of processing of gas and gas condensate production for the extraction of products therefrom;
          (h) Liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and Liens that secure a judgment or other court-ordered award or settlement as to which the Company has not exhausted its appellate rights.
     “Sale/Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary, for a period of more than three years, of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.
     “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:
     (1) such Person;
     (2) such Person and one or more Subsidiaries of such Person; or
     (3) one or more Subsidiaries of such Person.
     Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.
     SECTION 8. Limitations on Sale/Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with any Person (other than the Company or a Restricted Subsidiary) unless:
          (a) the Company or such Restricted Subsidiary would be entitled to incur Indebtedness, in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to Section 7 above without equally and ratably securing the Notes pursuant to such Section;

          (b) after the Issue Date and within a period commencing six months prior to the consummation of such Sale/Leaseback Transaction and ending six months after the consummation thereof, the Company or such Restricted Subsidiary shall have expended for property used or to be used in the ordinary course of business of the Company and the Restricted Subsidiaries (including amounts expended for the exploration, drilling or development thereof, and for additions, alterations, repairs and improvements thereto) an amount equal to all or a portion of the Net Proceeds of such Sale/Leaseback Transaction and the Company shall have elected to designate such amount pursuant to this clause (b) with respect to such Sale/Leaseback Transaction (with any such amount not being so designated and not permitted under clause (a) to be applied as set forth in clause (c) below); or
          (c) the Company, during the 12-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to the voluntary defeasance or retirement of Notes or any Pari Passu Indebtedness an amount equal to the greater of the Net Proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and the fair value, as determined by the Board of Directors, of such property at the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount designated by the Company as set forth in clause (b) above), less an amount equal to the principal amount of Notes and Pari Passu Indebtedness voluntarily defeased or retired by the Company within such 12-month period and not designated with respect to any other Sale/Leaseback Transaction entered into by the Company or any Restricted Subsidiary during such period.
     For purposes of the Notes:
     “Net Proceeds” means, with respect to any Sale/Leaseback Transaction entered into by the Company or any Restricted Subsidiary, the aggregate net proceeds received by the Company or such Restricted Subsidiary from such Sale/Leaseback Transaction after payment of expenses, taxes, commissions and similar amounts incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof at the time of receipt, as determined by the Board of Directors).
     “Pari Passu Indebtedness” means any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the Notes.
     SECTION 9. Subsidiary Guarantors. If any Subsidiary of the Company guarantees any Funded Indebtedness of the Company at any time subsequent to the Issue Date, then the Company shall (a) cause the Notes to be equally and ratably guaranteed by such Subsidiary, but only to the extent that the Notes are not already guaranteed by such Subsidiary, on reasonably comparable terms and for so long as such guarantee is in effect and (b) cause such Subsidiary to execute and deliver a supplemental indenture evidencing its provision of such guarantee.
     SECTION 10. Defeasance. The Notes, in whole or any specified part, shall be defeasible pursuant to Sections 1302 and 1303 of the Original Indenture.

     SECTION 11. Satisfaction and Discharge. With respect to the Notes, Section 401 of the Original Indenture is amended and restated to read in its entirety as follows:
          Section 401. Satisfaction and Discharge of Indenture. The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of debt securities and certain rights of the Trustee, as expressly provided for in the Indenture) as to the Notes when:
          (1) either (A) all of the Notes theretofore authenticated and delivered under the Indenture (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for the payment of which money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (B) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds, in an amount sufficient to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal of and premium, if any, and interest on the Notes to the date of deposit (in the case of debt securities that have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, together with instructions from the Company irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;
          (2) the Company has paid all other sums then due and payable under such Indenture by it; and
          (3) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, which, taken together, state that all conditions precedent under such Indenture relating to the satisfaction and discharge of such Indenture with respect to the Notes have been complied with.
     Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 607, the obligations of the Trustee to any Authenticating Agent under Section 614 and, if money shall have been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section, the obligations of the Trustee under Section 402 and the last paragraph of Section 1003 shall survive.
     SECTION 12. No Personal Liability. No director, manager, officer, employee, incorporator, stockholder of the Company or any Subsidiary guarantor, as such, shall have any liability for any of the obligations of the Company or any Subsidiary guarantor under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

     SECTION 13. Governing Law. This Second Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.
     SECTION 14. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.
     SECTION 15. Supplemental Indenture Controls. In the event there is any conflict or inconsistency between the Original Indenture and this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture shall control.
     SECTION 16. Effect of Supplemental Indenture. The Original Indenture, as amended with respect to the Notes by this Second Supplemental Indenture, is ratified and confirmed and all terms thereof shall remain in full force and effect. This Second Supplemental Indenture shall not be deemed to modify any provisions of the Original Indenture or any supplement thereto with respect to any Security other than the Notes.
     With respect to the Notes, Sections 7, 8 and 9 above shall be considered additions to the covenants set forth in Article Ten of the Indenture and any modification thereto or waivers thereof shall be governed by Section 1008 of the Original Indenture.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

NEWFIELD EXPLORATION COMPANY
By:	/s/ Terry W. Rathert
	Name:	Terry W. Rathert
	Title:	Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Steven A. Finklea
	Name:	Steven A. Finklea
	Title:	Vice President

[Signature Page to Second Supplemental Indenture]

EXHIBIT A
[FORM OF THE FACE OF 5 3/4% SENIOR NOTE DUE 2022]
[Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation, (“DTC”), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.
     THIS SECURITY IS A GLOBAL SECURITY AS REFERRED TO IN THE INDENTURE HEREINAFTER REFERENCED. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]*
NEWFIELD EXPLORATION COMPANY
5 3/4% Senior Note due 2022

REGISTERED	CUSIP No. 651290AP3

No._______________	$_______________
     Newfield Exploration Company, a Delaware corporation (the “Company”, which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to _____________, or its registered assigns, the principal sum of __________________ United States Dollars ($_____________)[or such lesser principal sum as is shown on the attached Schedule of Decreases in Global Security]* on January 30, 2022.

Interest Payment Dates:	January 30 and July 30, commencing July 30, 2012.

Regular Record Dates:	January 15 and July 15.
     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

*	Include in Global Security

     IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

NEWFIELD EXPLORATION COMPANY
By:
Name:
Title:

Attest:
Name:
Title:
Trustee’s Certificate of Authentication
     This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Authorized Signatory
Date:

[FORM OF THE REVERSE OF 5 3/4% SENIOR NOTE DUE 2022]
NEWFIELD EXPLORATION COMPANY
5 3/4% Senior Note due 2022
     1. Indenture; Limitations. The Company issued the Notes as a series of Securities under the Senior Indenture dated as of February 28, 2001 (the “Original Indenture”), as supplemented and amended by the Second Supplemental Indenture thereto dated as of September 30, 2011 (the “Supplemental Indenture”) (the Original Indenture as so supplemented and amended being hereinafter referred to as the “Indenture”), between the Company and U.S. Bank National Association (as successor trustee to Wachovia Bank, National Association (formerly First Union National Bank)), as trustee (the “Trustee”). Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.
     The Notes are senior obligations of the Company and the aggregate principal amount of the Notes which may be issued, executed, authenticated, delivered and outstanding is unlimited. The Company may issue Additional Notes under the Indenture in either a limited or an unlimited aggregate principal amount. This Note is one of the Original Notes referred to in the Indenture issued in an aggregate principal amount of $750,000,000. Except as provided in the Indenture, any Additional Notes shall be treated for all purposes as a single class of Securities under the Indenture.
     2. Principal and Interest. The Company will pay the principal of this Note on January 30, 2022.
     The Company promises to pay interest on the principal amount of this Note on each January 30 and July 30 (each an “Interest Payment Date”), as set forth below, at the rate per annum shown above.
     Interest will be payable semiannually (to the holders of record of the Notes at the close of business on the January 15 or July 15 immediately preceding the relevant Interest Payment Date) on each Interest Payment Date, commencing July 30, 2012.
     Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from September 30, 2011. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
     3. Method of Payment. The Company will pay interest on the principal amount of the Notes as provided above on each Interest Payment Date to the persons who are Holders (as reflected in the Security Register at the close of business on the January 15 and July 15 immediately preceding the relevant Interest Payment Date), in each case, even if the Note is canceled on registration of transfer, registration of exchange, redemption or repurchase after such record date and on or before the Interest Payment Date, provided that, with respect to the payment of principal, the Company will make payment to the Holder that surrenders this Note to a Paying Agent on or after its Maturity.
     The Company will pay principal, premium, if any, and as provided above, interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company will make such payments (i) by wire transfer of immediately available funds to any account maintained in the United States with respect to Global Securities or Notes held in certificated form with an aggregate principal amount in excess of $1,000,000 whose Holder has requested such method of payment and provided wire transfer instructions to the Paying Agent or (ii) by check payable in such money mailed to a Holder’s registered address with respect to any certificated Notes. If a payment date is a date other than a Business Day at a Place of Payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.
     4. Paying Agent and Security Registrar. Initially, the Trustee will act as Paying Agent and Security Registrar in relation to the Notes. The Company may change any authenticating agent, Paying Agent or Security Registrar without notice.
     5. Optional Redemption. The Notes are subject to optional redemption, either as a whole or in part, at the times, under the circumstances, upon the giving of prior notices to Holders and at the Redemption Prices described in Section 3 of the Supplemental Indenture.
     6. Repurchase upon a Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $2,000 in principal amount or an integral multiple of $1,000 in excess of $2,000) of such Holder’s Notes pursuant to the Change of Control Offer as provided in, and subject to the terms of, the Indenture at a purchase price in cash equal to 101% of the principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).
     7. Denominations; Transfer; Exchange. The Notes are in registered form without coupons in denominations of $2,000 of principal amount and multiples of $1,000 in excess of $2,000. A Holder may register the transfer of or exchange Notes in accordance with the Indenture. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes or other governmental charges imposed on the transaction. The Security Registrar need not register the transfer of or exchange any Notes selected or called for redemption (except in the case of a Note redeemed in part, the portion of the Note not to be redeemed). Also, it need not register the transfer or exchange of any Notes for a period of 15 days before the day of the mailing of a notice of redemption of Notes selected for redemption.
     8. Persons Deemed Owners. A Holder shall be treated as the owner of a Note for all purposes.
     9. Unclaimed Money. If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Company at its written request, unless an abandoned property law provides otherwise. After that, Holders entitled to the money must look to the Company for payment, and all liability of the Trustee and the Paying Agent with respect to such money shall cease.
     10. Discharge Prior to Redemption or Maturity. Subject to certain conditions, if the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the Notes to redemption or Stated Maturity, as applicable, the Company and the Subsidiary Guarantors, if any, may terminate some of or all of their obligations under the Indenture and the Notes, all as provided in Articles Four and Thirteen of the Indenture.
     11. Amendment; Supplement; Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then Outstanding, and any existing Default or compliance with any provision may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then Outstanding. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency and make any other change that does not adversely affect the interests of any Holder in any material respect.
     12. Successor Persons. Subject to certain exceptions, when a successor Person assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor Person will be released from those obligations.
     13. Defaults and Remedies. The Indenture provides that if an Event of Default (other than specified Events of Default relating to the bankruptcy of the Company) with respect to the Notes at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes by notice as provided in the Indenture may declare the principal amount of the Notes, together with accrued and unpaid interest thereon, to be due and payable immediately. If specified Events of Default relating to the bankruptcy of the Company with respect to the Notes at the time Outstanding shall occur, the principal amount of all the Notes, together with accrued and unpaid interest thereon, will ipso facto, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of at least a majority in aggregate principal amount of the Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture.
     14. Trustee Dealings with the Company or the Subsidiary Guarantors. The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates and may otherwise deal with the Company or its Affiliates as if it were not the Trustee.
     15. No Recourse Against Others. No incorporator or any past, present or future partner, stockholder, other equity holder, officer, director, employee or controlling Person as such, of the Company or any Subsidiary guarantor shall have any liability for any obligations of the Company or any Subsidiary guarantor under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Note expressly waives and releases all such liability. The waiver and release are a condition of, and part of the consideration for the issuance of the Notes.
     16. Authentication. This Note shall not be valid until the Trustee or authenticating agent manually signs the certificate of authentication on the other side of this Note.
     17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).
     18. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     19. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
     The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to Newfield Exploration Company, 4 Waterway Square Place, Suite 100, The Woodlands, Texas 77380, Attention: Chief Financial Officer.

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to _____________________ (Print or type assignee’s name, address and zip code) __________________________ (Insert assignee’s soc. sec. or tax I.D. No.) and irrevocably appoint ________________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.
Date: ________________________
Your Signature:_______________________
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

(Signature must be guaranteed by a financial institution that is a member of the Securities Transfer Agent Medallion Program (“STAMP”), the Stock Exchange Medallion Program (“SEMP”), the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”) or such other signature guarantee program as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, SEMP, or MSP, all in accordance with the Securities Exchange Act of 1934, as amended.)

OPTION OF HOLDER TO ELECT PURCHASE
     If you wish to have a portion of this Note purchased by the Company pursuant to Section 5 (Change of Control Triggering Event) of the Supplemental Indenture, state the amount:
$
Date:
Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

(Signature must be guaranteed by a financial institution that is a member of the Securities Transfer Agent Medallion Program (“STAMP”), the Stock Exchange Medallion Program (“SEMP”), the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”) or such other signature guarantee program as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, SEMP, or MSP, all in accordance with the Securities Exchange Act of 1934, as amended.)

SCHEDULE OF DECREASES
IN GLOBAL SECURITY*
     The following decreases in this Global Security have been made:

	Amount of Decrease	Principal Amount of	Signature of
	in Principal Amount	this Global	authorized officer
	of this Global	Security following	of Trustee or
Date of Exchange	Security	such decrease	Depositary

*	To be included in Global Security.